Exhibit 99.2

FINAL TRANSCRIPT

SPRT - Q4 2009 Support.com, Inc Earnings Conference Call

Event Date/Time: Feb. 10. 2010 / 9:30PM GMT

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Feb. 10. 2010 / 9:30PM, SPRT - Q4 2009 Support.com, Inc Earnings Conference Call

CORPORATE PARTICIPANTS

Greg Wren

Support.com, Inc - General Counsel

Shellly Schaffer

Support.com, Inc - CFO

Josh Pickus

Support.com, Inc - CEO

CONFERENCE CALL PARTICIPANTS

Chad Bennett

Northland Securities - Analyst

Justin Martos

Mojo Capital - Analyst

Nick Farwell

Arbor Group - Analyst

Shawn Boyd

Westcliff Capital Management - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the Support.com fourth quarter and fiscal 2009 earnings conference call. Today’s call is being recorded.

At this time I would like to turn the conference to Mr. Greg Wren, General Counsel. Please go ahead, sir.

Greg Wren - Support.com, Inc - General Counsel

Thank you. Good afternoon everyone, this is Greg Wren. Joining me today are Josh Pickus, our Chief Executive Officer at Support.com and Shelly Schaffer, our Chief Financial Officer. Before we begin, I would like to remind everyone that our remarks today will include forward-looking statements about our future financial results and other matters. There are a number of risks and uncertainties that could cause our actual results to differ materially from expectations. These risks are detailed in today’s press release and the reports we have filed with the SEC, all of which can be find through the investor relations page of our website.

I would like to point out we will present certain non-GAAP information on this call. The reconciliation of GAAP to non-GAAP financial measures is included with today’s press release and is available on our investor relations web page. The statements we’ll make in this conference call are based on information we know of today, and we assume no obligation to update any of those statements. With that, I will turn it over to Shelly.

Shellly Schaffer - Support.com, Inc - CFO

Thanks, Greg. I would like to begin by highlighting a financial statement presentation change and our results for this quarter. Following our December 8 acquisition of Sammsoft, a provider of consumer software products, we are reporting revenue in two lines, services and software and/or other. In connection with this breakout, we are also providing cost of goods for each of these revenue lines. Turning now to Q4 results from our consumer operations, total revenue was $5.8 million, an increase of

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Feb. 10. 2010 / 9:30PM, SPRT - Q4 2009 Support.com, Inc Earnings Conference Call

88% over $3.1 million in the fourth quarter of 2008 and a 27% increase over $4.6 million in the third quarter of 2009. As expected, fourth quarter 2009 revenue included approximately $500,000 from the acquisition of Sammsoft. Top line revenue came in above the high end of our guided range, driven by growth in our partner program. As we discussed on our last call, several factors weighed on our Q4 guidance, including concerns regarding seasonality in our and break-fix business and PC pricing trends. As Josh will discuss in greater detail, neither of these factors inhibited Q4 revenue growth.

We posted an overall gross margin of 30%, which marks the second positive gross margin quarter for our consumer operations. This improvement was driven by greater revenue scale, improved efficiencies in our solution center and the addition of Sammsoft software revenues. Services gross margins were 24%, a 9 point increase over Q3, and software gross margin was 89%. Non-GAAP operating expenses were up 3% sequentially as compared to the prior quarter. Both R&D and G&A were each lower by approximately 10% while sales and marketing expenses increased by approximately 35% as a result of the marketing expend associated with the Sammsoft business. During Q4, interest and other income was $191,000 as compared to Q3 of $117,000. Looking ahead at the first quarter of 2010, we expect to see interest income in the range of $130,000 to $150,000. Our non-GAAP net loss decreased $3.3 million, or $0.07 per share in the fourth quarter, down from $4.2 million or $0.09 per share in the third quarter of 2009. As a reminder, due to NOLs of approximately $87 million at the federal level, we would not expect to pay federal income tax, even if we had taxable income.

Turning now to the balance sheet. Our total cash and investments reflect the sum of three line items on the balance sheet. Cash and short term investments, long term investments and our auction rate security put option. Our total cash and investments were $84.8 million at December 31 as compared to $96.9 at September 30. This reflects a decrease of $12.1 million, $8.5 million of which was related to the acquisition of Sammsoft and $3.6 million of which was used in operations. Q3 DSOs were — excuse me, Q4 DSOs were 50 days as compared to 52 in the prior quarter and 63 in Q4 of 2008. Of the outstanding receivables, more than 90% are less than 60 days old.

Collections in our pure play consumer business are proven to be more rapid than our prior enterprise business due to immediate credit card payments, scheduled electronic payments from certain partners and revenue derived almost entirely from North America. Deferred revenue increased to $725,000 in Q4 from $437,000 in Q3. This sequential change of $288,000 results from a number of factors, including $143,000 from the Sammsoft acquisition, with the balance coming from partner programs and subscription sales. And finally, headcount at December 31 was comprised of approximately 110 non-agent employees and 310 work from home agents and supervisors. With that, I would like to turn the call to Josh.

Josh Pickus - Support.com, Inc - CEO

Thanks, Shelly. Today I’m going to cover our fourth quarter results, our go forward plans and our guidance for the first quarter. Beginning with the fourth quarter results, performance was strong across our key financial metrics. Revenue from consumer technology services increased 17% sequentially on growth across our programs. Gross margin on services reached 24%, improving another 9 points after turning positive in Q3. Operating cash usage decreased to $3.6 million from $5.6 million in Q3, reflecting the improved financial performance. Our most common services fall into two categories: break-fix services, including removal of viruses and resolution of other technology problems, and attach services, including software installation.

As you will recall, we entered Q4 with two questions with respect to these services. Would break-fix volumes decrease during the holiday period when consumers focus on acquiring new devices rather than fixing existing ones? And would lower PC prices, especially during a period of holiday discounting, negatively affect revenues from attach services? As it happened, break-fix volumes remain strong throughout the quarter and actually reached new highs at several times. Attach revenues remain robust with increased volumes overwhelming any changes in revenue mix. As a result of these factors, revenue exceeded our expectations. Gross margin on services improved significantly due to increased revenues and relatively consistent delivery costs made possible by improved efficiency in the solution center. We are now growing our capacity significantly to ensure that we provide our customers and partners with an outstanding service delivery experience at increased volume levels.

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Feb. 10. 2010 / 9:30PM, SPRT - Q4 2009 Support.com, Inc Earnings Conference Call

Sammsoft, which we acquired December 8, performed as expected with revenue at midpoint of our guided range and expenses in line. The integration of the Sammsoft team has proceeded well, and we are optimistic about opportunities for the acquired products, both stand alone and in conjunction with our services offerings. We have begun discussions with key partners regarding the inclusion of the software in their programs and have been pleased with the response. In January, we released a 2010 version of our leading consumer software product, Advanced Registry Optimizer. The product received a positive 4.5 star review from C-net and is selling well. In terms of new partner programs, AOL has selected us as their technology services partner. We are pleased to have this opportunity because it represents our first partner in the internet services provider channel and because we believe the newly independent AOL is going to be a dynamic force in the marketplace. We are currently testing the program at small scale and expect it to ramp up later this year.

In our direct-to-consumer support business, we put an accomplished new team in place. Catherine Muriel, a consumer marketing veteran who joined us in December is leading the effort. We expect the design, development and analytical skills of the team she has assembled to enhance our site and service experience, sharpen our marketing activities and drive efficiencies in our marketing spend. We also believe the team’s activities will benefit our partners by re-enforcing their web presence and social media initiatives and driving increased cross sell of services and software across their programs. In the technology arena, we introduced full support and optimization for the Windows 7 platform in the fourth quarter. We enhanced our solutions tool kit technology with features designed to improve system usability, optimize performance and remove bloatware on Window 7 machines. We also added support for net books and tablet PCs running Windows 7.

Looking back at the changes in our business over the full year, the word that comes to mind is transformative. We sold our enterprise unit, becoming a pure play focused on the consumer market. We grew consumer revenue 157%, adding retail internet service and PCCE leaders as partners. We improved gross margin from deeply negative to significantly positive with the unique combination of technology and premium services methodologies, and we added consumer software to the mix with the Sammsoftware acquisition, expanding our portfolio of offerings and enabling us to serve the do-it-yourself customer.

As we enter 2010, the consumer technology services market in which we operate is attracting increased attention. Analysts such as IDC and Parks Associates are predicting rapid growth, and several of our privately held competitors have recently completed funding rounds. Within the market, the shift toward online delivery of services is accelerating. The shift has been noted by the analyst community for some time but it became more visible over the holidays when Geek Squad began a prominent advertising campaign focused on online services. Given the emerging nature of the online delivery model, we view attention of this nature as further validation of our approach to the market.

Within the consumer technology services market, our goal is to become the leading independent provider of online care for the digital home and micro business. Our strategies to achieve this goal include the following: offering an unparalleled customer experience, extending our technology leadership by introducing new capabilities, reducing handle times through automation and six sigma initiatives, and moving beyond the PC to new platforms. Enhancing service delivery by scaling the organization while driving towards our gross margin targets, bringing increased value to partner programs with a range of new offerings. Adding leading retailers, internet service providers, PCCE OEMs and software vendors as partners from our robust sales pipeline, building our direct-to-consumer support business and integrating our newly acquired software products with our services business.

Our 2010 financial plan contemplates the following: continuing revenue growth, improving gross margin over the course of the year. In the first quarter, we expect accelerated hiring in advance of revenue to drive a temporary decline, but we are confident that the expanded team will resume its march towards our gross margin targets. Relatively flat operating expenses outside of sales and marketing. We expect sales and marketing costs to be higher this year as a result of marketing spend associated with Sammsoft and our direct-to-consumer support business as well as increased headcount in sales marketing and account management.

Decreasing losses and operating cash usage for the full year. Q1 investments in advance of revenue will lead to an increase in the loss and slightly higher cash usage for the quarter, followed by improvements in subsequent quarters. Our first quarter is

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Feb. 10. 2010 / 9:30PM, SPRT - Q4 2009 Support.com, Inc Earnings Conference Call

primarily focused on serving expanding partner programs. Technology services programs represent an important growth area for our partners, and we intend to support them every step of the way as they define this exciting new area. In terms of guidance for the quarter, we expect revenue of between $8 million and $8.5 million and a non-GAAP net loss per share of $0.08 to $0.10. The revenue growth reflects both continuing growth in services and a full quarter of Sammsoft. As noted above, the slightly larger loss reflects Q1 investments designed to support growth and bottom line improvements later this year.

Before turning to questions, I would like to draw your attention to the addition of Mike Linton to our Board of Directors. Mike served as chief marketing officer at E-Bay and Best Buy and held senior marketing and brand management positions with major consumer products companies such as Remington, James River, Progressive Insurance and Procter & Gamble. He currently serves on the board at Pete’s Coffee and authors a column on marketing for Forbes.com. We are delighted to have Mike on board and believe his contributions will be of great value to us as we build our business. With that, I will open it up for questions. Operator?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And we will go first to Chad Bennett with Northland Securities.

Chad Bennett - Northland Securities - Analyst

Thanks. Great quarter, guys.

Shellly Schaffer - Support.com, Inc - CFO

Thank you.

Chad Bennett - Northland Securities - Analyst

Got a couple questions. First of all, Josh, on the investment you’re making in the first quarter, it looks like agents actually dip down a little bit sequentially in — at least at the end of December. They’re probably different now. But can you give us a sense? First of all, great gross margin performance on the services side. Kind of give a sense of what, if you want to call it capacity utilization, what’s then to get there and how stretched you were if you were stretched, and what type of investment you need to make near term — where does that take you in terms of a comfort level on a step function revenue number from that, if you know what I’m asking?

Josh Pickus - Support.com, Inc - CEO

Let me take a shot at that, Chad. I think we did have a very modest dip in agents just through normal attrition process. And towards the very end of the year, we definitely were stretched. There is a lot of new malware in the wild.

There was an interesting study that Web Sense just published that had a number of astonishing numbers about the presence of malware, even on normally clean sites. And I think that, plus a healthy view of the economy from consumers drove rate fix volumes that were not above the forecast that we had, but were just higher than anything that we had seen. And so that did stretch us at the end of the quarter. What we are doing and what we have been doing for some time is closing that gap with very aggressive hiring. And I expect that we will add several hundred agents this quarter to ensure that we are in a position to

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Feb. 10. 2010 / 9:30PM, SPRT - Q4 2009 Support.com, Inc Earnings Conference Call

provide the quality of service for these expanding programs that we are very committed to. So I think that that is what it will look like for this quarter, and we will take it from there.

Chad Bennett - Northland Securities - Analyst

Where are we at now, Josh?

Josh Pickus - Support.com, Inc - CEO

We’ve made substantial progress from the ending number. But we are not all the way there to get to the several hundred.

Chad Bennett - Northland Securities - Analyst

Okay. Give a sense of the velocity of the business, considering — whenever you announced Sammsoft, I think it was early December, maybe second week of December, you said you were going to be at the high end of your range, and you beat that considerably. So you must have seen a — the holiday season, which you wouldn’t think would be that great for you guys must have been very strong. Is there anything we should take away from

Josh Pickus - Support.com, Inc - CEO

Yes. What you just said is exactly right. The holiday season and particularly, even the last several weeks of the year were extraordinarily strong and were well above our internal forecast. The question why that was, I’ve speculated a little bit on, but the bottom line was it ended up very, very high, and that’s what drew — drove the significant over performance. We had a sense at the time we announced Sammsoft that it was going to be a strong quarter, and that’s why we updated our guidance. But we continued to believe that we would see a fall off in the break-fix services, and we didn’t. And I think that Windows 7 proved to be very popular. And PC unit shipments ended up being pretty strong for the year, and that drove a lot of attach services. So what we saw was really both break-fix and attach performing above our forecast and even more so towards the end of the year. And that’s why we ended up with the significant over performance.

Chad Bennett - Northland Securities - Analyst

Got it. On the gross margin side, Josh, where are we on the break-fix side on terms of — did that — are we close to making money there? I realize we are going to make some investments in people this quarter, but can you give us a sense for how comfortable or how much progress you made there?

Josh Pickus - Support.com, Inc - CEO

Yes. What I’d say about that is the way we think — at some level, gross margin is a simple arithmetical function. It’s how much revenue over the cost of delivering that revenue and in particular, the cost of our personal technology expert population. When you really get below, well, what drives the number of people that you need, it has to do with how efficiently they deliver services. And our view has long been that the combination of some process and methodology focused on these kind of premium services plus a huge amount of technology innovation that automates a lot of the work will enable us to deliver differentiated performance. And what we saw over the course of last year and continuing in Q4 is that we actually exceeded our efficiency targets. Now, that does not mean that break-fix yet is yet profitable, but it does mean that we’ve made a lot of progress and if we stick to it, we remain confident and probably are increasingly confident that we can achieve our targets. But to be clear, we are not all the way there. We just got farther last year than we had expected we would.

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Feb. 10. 2010 / 9:30PM, SPRT - Q4 2009 Support.com, Inc Earnings Conference Call

Chad Bennett - Northland Securities - Analyst

Okay, last question for me. The guidance you gave for the first quarter on the revenue line, you care to mention how much we should imply for Sammsoft in there? And then if you are still comfortable with the, I believe $9 million annual revenue number you gave for Sammsoft when you announced the deal.

Josh Pickus - Support.com, Inc - CEO

We are not going to break our guidance out. We are going to give one revenue number. I will say that nothing has changed in our view of Sammsoft, and I will say importantly that there are two things going on with the revenue uptick. One is, in fact, a full quarter of Sammsoft. All we had last quarter was the December 8 to the end of the year. The other thing though is we do expect continuing growth in the services business, and that is also an important part of the uptick.

Chad Bennett - Northland Securities - Analyst

Thanks. Good job.

Shellly Schaffer - Support.com, Inc - CFO

Thank you.

Operator

(Operator Instructions) We will go next to Justin Martos with Mojo Capital.

Justin Martos - Mojo Capital - Analyst

Yes, hi. How low do you expect DSOs to go?

Josh Pickus - Support.com, Inc - CEO

Shelly, you want to take that one?

Shellly Schaffer - Support.com, Inc - CFO

I don’t think much lower. I think the other key indicator is related to the fact of how much of our receivers are greater than 60 days. We have a mix of how we get revenue from our — cash from our partners. Some directly through consignment, some is net 30 days and then also, the percentage that we have in credit cards, which is really effective immediately. So the idea that you can take 50 much lower, I think is not something that I would speculate would happen.

Justin Martos - Mojo Capital - Analyst

And then on the deferred revenue, how much from the cards were recognized this quarter? Or was that all done last quarter?

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Feb. 10. 2010 / 9:30PM, SPRT - Q4 2009 Support.com, Inc Earnings Conference Call

Josh Pickus - Support.com, Inc - CEO

Let me make sure I’m understanding the question. You are talking about service cards?

Justin Martos - Mojo Capital - Analyst

Yes, I thought they might have been — they were all in deferred revenue and thought they might be —

Josh Pickus - Support.com, Inc - CEO

Yes, deferred revenue have a number of things, and I can kind of talk generally, and think Shelly may then want to add some particulars on it. The deferred revenue is composed largely of subscription that have been sold. But if you have a subscription for a year, you are not going to recognize all of that up front. And we did see that uptick as a result both of organic growth and also some subscribers we acquired when we bought Sammsoft and they had a small consumer services business.

We also have some program elements in the partner programs that yield deferred revenue. So there is a bunch of different pieces in deferred revenue. The service card pieces is not part of that. And I think what we have generally said around subscriptions is that they are increasing, and we expect them to become an increasingly important part of our business. But that we are still not far enough along to give a lot of visibility in terms of how we expect that trending. Shelly, want to add anything to that?

Shellly Schaffer - Support.com, Inc - CFO

I wouldn’t view cards as absolute. Selling cards are ongoing ebb and flow in our mix of business. I think the other thing that Josh called out — and if a subscriber buys something for a year, prepays for a year, then absolutely, you put a full year in deferred revenue and recognize it ratably. But in many cases, someone might pay monthly, and you are going to recognize it during that month as it rolls off. So those are the only other two things. And then if you were to do a program with many kinds of our retail partners, we might do a time base program, Josh, right, where we might do something for 30, 45, 60 days with them, and that actually would go onto the balance sheet and get recognized ratably in that quarter.

Justin Martos - Mojo Capital - Analyst

Okay, thank you. And then also on the cash burn, are you guys going to give any guidance for where you think cash burn might be this quarter?

Josh Pickus - Support.com, Inc - CEO

We don’t give cash guidance. I think what we can say directionally is that because the net loss will be a little bit higher, we think the cash burn will be a little bit higher. And in most cases, that’s attributed to investment in advance of revenue. Once we get over that Q1 bump, we do expect over the balance of the year for the net loss and operating cash usage to gradually decrease. But we are not going to be any more precise about it than that.

Shellly Schaffer - Support.com, Inc - CFO

The only thing I would add to that is in prior quarters, we may have had cash usage related to acquisition or restructuring. So when I look into Q1, we are — the deal with Sammsoft is completed. We aren’t forecasting something from a restructuring point of view. So it would be almost entirely related to operations.

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Feb. 10. 2010 / 9:30PM, SPRT - Q4 2009 Support.com, Inc Earnings Conference Call

Justin Martos - Mojo Capital - Analyst

And is there any CapEx guidance for 2010?

Shellly Schaffer - Support.com, Inc - CFO

No. I mean, it’s minimal.

Josh Pickus - Support.com, Inc - CEO

We don’t expect to have material capital investment.

Justin Martos - Mojo Capital - Analyst

Thank you.

Operator

And we will take our next question from Nick Farwell from Arbor Group.

Nick Farwell - Arbor Group - Analyst

Thank you. Just a quick add-on, Josh. Can you comment about the January momentum in some fashion, given that the seasonality of the, I will call it the holiday season, is behind us? Is there any information you can glean from January, I guess is a better way of asking, that gives us some sense about what happened in the holiday period that obviously helped your revenues.

Josh Pickus - Support.com, Inc - CEO

Well, the general thing I would say is that momentum continues and volumes continue to be quite high. The pattern that we saw in 2008 going into 2009 was that you actually had a drop off in break-fix, and then it picked back up in January. And I think that’s not unusual in a retail setting with respect to break-fix type of services. But here, what we saw was a pretty strong December and then a continuing strength in January.

Nick Farwell - Arbor Group - Analyst

To what degree, if any, do you think it has to do with the introduction of 7?

Josh Pickus - Support.com, Inc - CEO

Well, the way 7 affects is because people had a generally positive perception of Windows 7 and because there was a fair amount of pent-up demand and frustration and people holding on to either XP or Vista machines, I think what you saw was a lot of people going out and buying their first new computer for awhile. And when that happens, it drives our attach services up, because our attach services are serviced that are performed on new machines. For a percentage of the machines that go out the door, they will have a service. So it’s definitely a positive factor. And my sense in reading the analyst reports and talking to folks in the industry is that they do expect a pretty healthy PC sale uptick, and that’s very much a positive for us and our retail partners because it drives increasing ability to attach services.

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Feb. 10. 2010 / 9:30PM, SPRT - Q4 2009 Support.com, Inc Earnings Conference Call

Nick Farwell - Arbor Group - Analyst

And then another adjunct to Chad’s earlier question, and that is subscription model that you, I presume, would like to build over time. Given the nature of Windows 7 and given its early ramp, et cetera, what experience are you finding at the retail level, or online, of the sale of subscription as opposed to one-off? Do you understand what I’m asking?

Josh Pickus - Support.com, Inc - CEO

I think I do. Yes, I would say that we look at subscriptions much more generally. We don’t particularly associate it with Win 7 machines or anything like that. And when we think of subscriptions, we think of it two ways. One is in our still very, very small direct business, subscriptions have become an increasing percentage of the mix, and we would not be at all surprised to see that continue. With our partners who have dominantly been retailers, that’s a small percentage of the mix. And we would expect to see that increase over time, because that is something that all of them see as a positive. The timing of that, I think, is harder to predict. So the general statement we’d make about subscriptions is over time, we believe they will represent a larger percentage of our overall business, but we are early enough on it and we have enough experience with other subscription models to want to hold off on any specific predictions until we have more of them and a bigger data set to extrapolate from.

Nick Farwell - Arbor Group - Analyst

Okay, because it would seem to me that a very obvious adjunct to this business is rolling people into a subscription model. And at the front end of a major introduction like 7, I’m curious what experience you have either direct or really at the store level where someone makes an investment of X-amount of dollars, and not only get them up and running but you say, hey, by the way, for an extra, whatever you feel is appropriate for that machine, you can come in any time you want and we will take care of your problems or do it remotely. It just seems so logical. It sounds to me like an easy sale whether at Home Depot — at Office Depot or you are at Staples or somebody.

Josh Pickus - Support.com, Inc - CEO

Yes, what I would say is that nothing is easy. But I do agree with you that there is a very big opportunity there, and I think we believe that and I think our partners believe that and over time, that is why it would be very positive to drive more of that, and that obviously drives greater predictability of the revenue stream both for us and for our partners. So no disagreement with your theory in the case.

Nick Farwell - Arbor Group - Analyst

But it’s not the fact that you’re not seeing that number grow at a more rapid rate. It’s not a statement that it doesn’t work in the marketplace or 7 isn’t lending itself to a subscription model. Is that fair conclusion?

Josh Pickus - Support.com, Inc - CEO

No, it’s not that. It’s not that at all. In fact, we are seeing subscriptions grow, and I think that it’s much more a function of bringing the subscription concept into a retail model which has been more oriented around sales of individual items. It’s a different concept. If you contrast, for example, a cable company which makes its bread and butter out of selling subscriptions every day, that’s all they sell. And then you look at a retailer or a PC OEM which has historically sold individual products, that is a different mindset. Because our partner mix has been dominantly retail, that has not played a large role. But I think both because retailers get this and want to see it grow and because our partner mix is diversifying, think of AOL, you will see an uptick in subscription. And there is absolutely nothing in Win 7 that we think makes it not suitable for a subscription offering.

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Feb. 10. 2010 / 9:30PM, SPRT - Q4 2009 Support.com, Inc Earnings Conference Call

Nick Farwell - Arbor Group - Analyst

Because partners like, A, for example, any of your large partners that are in the subscription model business, it would seem logical for them to be selling this as an adjunct to their business, the Nortons of the world.

Josh Pickus - Support.com, Inc - CEO

Yes, no disagreement.

Nick Farwell - Arbor Group - Analyst

Okay. I want to make sure something wasn’t happening in the adoption of this notion, that’s all.

Josh Pickus - Support.com, Inc - CEO

No.

Nick Farwell - Arbor Group - Analyst

Okay. And one last very quick question to Shelly. In the G&A sequentially, it was down roughly, if I remember, 200 — a little more than $200,000. I’m assuming the fourth quarter had some burden from the Sammsoft acquisition. So is the run rate something less than a $2.2 million going into the first quarter? Or is that really the number we should be modeling from starting the year? Well, remember, it’s pro forma, so the $2.2 million, I think it’s reasonable to look at that. I think what the way I would look at it on a year-over-year basis is we’ve said we are not investing in G&A. That’s not an area that we would expect growth. And so I don’t think that you should have that grow at all. Okay, because it would seem that you are going to have some — I realize there is some incremental G&A from Sammsoft, because you only had them for basically a month. But offsetting that may have been some amount of expenses associated with closing that acquisition, which will be non-recurring going into the first quarter, so maybe we started at a similar rate or a lower rate before we add in the incremental two months of Sammsoft. Do you see what I’m saying?

Shellly Schaffer - Support.com, Inc - CFO

Most of those are pro formad out. Anything deal related like if you’re talking about audit related — or accounting or legal related. And so then — let me just go — although we really haven’t given this color, but I think it’s a fair thing to state. We had built in the acquisition, when we looked at it, we didn’t break out the expenses, but from a support function point of view, the bulk of that is being — is basically being stored in the G&A organization that exists here. So we didn’t add a huge amount of cost. It’s very minimal from a support function to integrate Sammsoft and run it long term.

Josh Pickus - Support.com, Inc - CEO

Nick, I think overall, the way this ought to be modeled is that for the first quarter and for the year, you should model both G&A and R&D in a flattish way.

Nick Farwell - Arbor Group - Analyst

Take fourth quarter roughly, just make them flat. That’s the first part.

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FINAL TRANSCRIPT

Feb. 10. 2010 / 9:30PM, SPRT - Q4 2009 Support.com, Inc Earnings Conference Call

Josh Pickus - Support.com, Inc - CEO

That’s the guidance we would give you today.

Nick Farwell - Arbor Group - Analyst

Adding a little fudge for Sammsoft for two extra months?

Josh Pickus - Support.com, Inc - CEO

Nick, was there another question there?

Nick Farwell - Arbor Group - Analyst

No, I’m sorry, that was it. Thank you very much.

Operator

We will take our next question from Shawn Boyd with Westcliff Capital Management.

Shawn Boyd - Westcliff Capital Management - Analyst

Hi, guys. Congrats on the quarter. My question first off, Josh, is on the number of agents that were now at 310. Just remind us of the last couple quarters, as I recall, that’s been fairly flat through 2009. But can you remind us what the last couple quarters were?

Josh Pickus - Support.com, Inc - CEO

You are right. It’s been relatively consistent for several quarters. That’s correct.

Shawn Boyd - Westcliff Capital Management - Analyst

And with the ramp now, where we are potentially adding several hundred agents, do you expect to have most of those on by the end of the first quarter?

Josh Pickus - Support.com, Inc - CEO

Yes.

Shawn Boyd - Westcliff Capital Management - Analyst

And what will that give us in terms of revenue capacity?

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FINAL TRANSCRIPT

Feb. 10. 2010 / 9:30PM, SPRT - Q4 2009 Support.com, Inc Earnings Conference Call

Josh Pickus - Support.com, Inc - CEO

I don’t want to give any revenue-type of guidance beyond what I have given. You can look at what we did in the last quarter with the number of agents we had and you can assume that we get more efficient every day, and that will give you a rough sense of it. But I really don’t want to get into predicting revenue, even capacity outside of the specific guidance we have given for the next quarter. It will involve substantial additional revenue capacity. There is no question about that.

Shawn Boyd - Westcliff Capital Management - Analyst

Got it. So I think we can gather that you are clearly seeing some pretty strong demand out there. Can we look at that on a, not necessarily a partner by partner, but can you speak to how broad the pick up in demand is? Give us a little more color on that.

Josh Pickus - Support.com, Inc - CEO

Sure, yes. The pick up is quite broad. This is not localized to a specific partner. We see broad-based demand uptick. As I said, part of that is an improving economy from our perspective. Part of the fact now where it grows ever more present. Part of it is that our partner programs are maturing. And I like to think that over the last year, part of it is that we’ve done a very good job and as a result of that, people are coming back. So there are a number of things out there, and it is very much broad-based.

Shawn Boyd - Westcliff Capital Management - Analyst

Very good, very good. And in terms of part of that pick up in the partner programs, safe to assume that both Staples and Office Max are transitioning on plan into full in-store delivery?

Josh Pickus - Support.com, Inc - CEO

I would say that both of those programs are progressing. Office Depot remains by far our largest customer. Both Staples and Office Max, those programs are moving forward in a very positive way.

Shawn Boyd - Westcliff Capital Management - Analyst

Okay. Going back to your first customer, Office Depot, have you seen any maturation or actual plateauing in the growth on a per store level at Office Depot?

Josh Pickus - Support.com, Inc - CEO

We tend to look at it at an overall program level. And what we are seeing is that the team at Office Depot is continuing to innovate. They are introducing new service concepts, and I obviously can’t share any detail. But there is a variety of inventive new offerings that are coming to market, and that is where growth is coming from. And I think that outside of retail, there are other important parts of the business that we have important opportunities in. They have another division called business service delivery, in which we really have no presence. And they also probably longer term have an international presence that we could be relevant to. So there is plenty of opportunity for growth there, and I think it’s mostly due to the fact that the team is continue to innovate and grow the program.

Shawn Boyd - Westcliff Capital Management - Analyst

Fantastic. Great to see the pick up here, and keep it up. Good luck.

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FINAL TRANSCRIPT

Feb. 10. 2010 / 9:30PM, SPRT - Q4 2009 Support.com, Inc Earnings Conference Call

Josh Pickus - Support.com, Inc - CEO

Thank you.

Operator

At this time, we have time for one more question. That comes from Chad Bennett with Northland Securities.

Chad Bennett - Northland Securities - Analyst

Just a couple — one point of clarification. On the gross margin percentage guidance that you gave for Q1, when you talk about the percentage being down sequentially, I assume you are talking about overall gross margins being down as a percentage-wise sequentially. You are going to be adding a lot of heads, offsetting that to some extent is three full months of Sammsoft at 90% gross margins, but overall gross margins are still going to be down on a percentage basis?

Josh Pickus - Support.com, Inc - CEO

Chad, that’s actually a great clarification. That’s not what we mean. We were really talking about services.

Chad Bennett - Northland Securities - Analyst

Okay.

Josh Pickus - Support.com, Inc - CEO

And you identified the right point there, which is that because you get a full quarter of Sammsoft, the overall gross margin will tick up. But what we are really talking about is one of the key metrics we have given to our investors is our ability to make the services gross margin improve. And I wanted to signal that is going to decline temporarily because of all this new headcount. But because of Sammsoft, the overall gross margin will, in fact, be higher in Q1 than it was in Q4. Make sense? Hello?

Operator

It appears that that does conclude our question-and-answer session. At this time, I will turn the call back to you, Mr. Pickus, for any additional or closing remarks.

Josh Pickus - Support.com, Inc - CEO

Okay. We thank you very much for being with us, and we’ll talk to you again soon. Thank you.

Operator

That does conclude today’s conference. Thank you for your participation.

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FINAL TRANSCRIPT

Feb. 10. 2010 / 9:30PM, SPRT - Q4 2009 Support.com, Inc Earnings Conference Call

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